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                                                           EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of GE Financial Assurance Holdings, Inc. on Form S-3, filed on November 13, 1997, of our report dated May 20, 1997, on our audits of the consolidated financial statements First Colony Corporation and subsidiaries as of November 30, 1996 and December 31, 1995, and for the period from January 1 to November 30, 1996, and the years ended December 31, 1995 and 1994, and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.

                                                /s/ Coopers & Lybrand L.L.P.

                                                Coopers & Lybrand L.L.P.


Washington, D.C.
November 13, 1997